Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LOYALTY VENTURES INC.

LOYALTY VENTURES INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Loyalty Ventures Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 21, 2021 and amended on October 20, 2021.

3. This Amended and Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation of the Corporation and was duly adopted in accordance with the provisions of Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware.

4. The Certificate of Incorporation of the Corporation, as amended and restated herein, shall, upon the effective date of this Amended and Restated Certificate of Incorporation, read as follows:

ARTICLE 1.
NAME

The name of the Corporation is Loyalty Ventures Inc.

ARTICLE 2.
REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3.
PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“DGCL”).

ARTICLE 4.
CAPITAL STOCK

(A) Authorized Shares

1. Classes of Stock.  The total number of shares of stock that the Corporation shall have authority to issue is 220,000,000, consisting of 200,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 20,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

2. Preferred Stock.  The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the DGCL.

(B) Voting Rights

Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to the DGCL.

ARTICLE 5.
BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

The stockholders may adopt, amend or repeal the Bylaws only as set forth in Section 6.06 of the Corporation’s Bylaws.

ARTICLE 6.
BOARD OF DIRECTORS

(A) Power of the Board of Directors.  The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

(B) Number of Directors.  The number of directors which shall constitute the Board of Directors shall, as of the date this Certificate of Incorporation becomes effective, be five and, thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors.

(C) Election of Directors.

(1) From the effective date of this Certificate of Incorporation (the “Effective Date”) until the completion of the seventh annual meeting of stockholders to occur after the Effective Date (the “Sunset Date”), the directors shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors.  Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 2022 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the 2023 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the 2024 annual meeting.  Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. Commencing with the 2029 annual meeting, the classification of the Board of Directors shall begin a phase-out and each director whose term ends at the 2029 annual meeting and each annual meeting thereafter and is then up for election, and is then elected, shall be elected for a one-year term and such director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. For the avoidance of doubt, in no event will a decrease in the number of directors shorten the term of any incumbent director.

(2) The names and mailing addresses of the persons who are to serve initially as directors of each Class are:

	Name	Mailing Address

Class I	Barbara L. Rayner	7500 Dallas Parkway, Suite 700 Plano, Texas 75024
Class II	Charles L. Horn Richard A. Genovese	7500 Dallas Parkway, Suite 700 Plano, Texas 75024
Class III	Graham W. Atkinson Roger H. Ballou	7500 Dallas Parkway, Suite 700 Plano, Texas 75024

(3) There shall be no cumulative voting in the election of directors.  Election of directors need not be by written ballot unless the Bylaws so provide.

(D) Vacancies.  Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director. Prior to the Sunset Date, each director so appointed shall hold office for a term that shall coincide with the term of the Class to which such director shall have been appointed and, after the Sunset Date, each director so appointed shall hold office for the remainder of the term of the director for which the vacancy occurred and until such director’s successor shall have been duly elected and qualified.

(E) Removal.  For so long as the directors are divided into classes, no director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class. From and after the time at which the directors are no longer divided into classes, any director may be removed at any time, either with or without cause, upon the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE 7.
MEETINGS OF STOCKHOLDERS

(A) Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

(B) Special Meetings.  Special meetings of the stockholders may be called as set forth in Section 2.03 of the Corporation’s Bylaws.

(C) No Action by Written Consent.  Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article 4(A) hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting.

ARTICLE 8.
LMITATION OF LIABILITY/INDEMNIFICATION

(A) Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

(B) Right to Indemnification.

(1) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL.  The right to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL.  The right to indemnification conferred in this Article 8 shall be a contract right.

(2) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

(C) Insurance.  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under DGCL.

(D) Nonexclusivity of Rights.  The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(E) Preservation of Rights.  Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by DGCL, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE 9.
SECTION 203 OF THE DGCL

(A) Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL until such time as Alliance Data Systems Corporation no longer beneficially owns 5% or more of the then outstanding shares of our Common Stock, at which such time the Corporation shall automatically become subject to Section 203 of the DGCL.

(B) Limitations on Business Combination. Notwithstanding the foregoing, during such time in which the Corporation is not subject to Section 203 of the DGCL, the Corporation shall not engage in any Business Combination, at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any Interested Stockholder (as defined herein) for a period of three (3) years following the time that such stockholder became an Interested Stockholder, unless:

(1) prior to such time, the Board approved either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or

(2) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the Voting Stock (defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by the Interested Stockholder) those shares owned by (i) Persons who are directors and also officers or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(3) at or subsequent to such time, the Business Combination is approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the Voting Stock of the Corporation outstanding that is not owned by the Interested Stockholder.

(C) Definitions.For purposes of this Article 9,

(1) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

(2) “Associate,” when used to indicate a relationship with any Person, means:

(i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of Voting Stock;

(ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and

(iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(3) “Business Combination,” when used in reference to the Corporation and any Interested Stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the Interested Stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section B of this Article 9 is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Interested Stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii)-(v) of this subsection (c) shall there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of the Corporation or of the Voting Stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or

(v) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) to (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract, or otherwise. A Person who is the owner of 20% or more of the outstanding Voting Stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this Article 9, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of 15% or more of the outstanding Voting Stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person; provided, however, that the term “Interested Stockholder” shall not include (a) Alliance Data Systems Corporation or any of its Affiliates or successor or any “group,” or any member of any such group, to which such Persons are a party under Rule 13d-5 of the Exchange Act or (b) any Person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such Person specified in this clause (b) shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the Person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates or Associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement,

arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.

(7) “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(8) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9) “Voting Stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE 10.
EXCLUSIVE FORUM

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee or agent of the Corporation to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (iii) any action asserting a claim against the corporation or any current or former director or officer or other employee or agent of the Corporation arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”) or the Corporation’s certificate of incorporation or bylaws (as any of the foregoing may be amended from time to time); (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware). Notwithstanding the foregoing, the provisions of this subsection (a) shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”).

(b) The federal district courts of the United States of America shall be, to the fullest extent permitted by law, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including the applicable rules and regulations promulgated thereunder.

ARTICLE 11.
AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.  Notwithstanding the foregoing, the provisions set forth in Articles 4(B), 5, 6, 7, 9, and this Article 11 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7, 9, or this Article 11, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class; provided, however, that the provisions of this sentence shall be of no force and effect effective as of the Sunset Date.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly signed by Charles L. Horn, its President and Chief Executive Officer, who hereby acknowledges under penalties of perjury that the facts herein stated are true and this Amended and Restated Certificate of Incorporation is the act and the deed of the Corporation, this 4th day of November, 2021.

LOYALTY VENTURES INC.

/s/ Charles L. Horn
Charles L. Horn
President and Chief Executive Officer